Exhibit 2.3
Exhibit 2.3
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2022, Nanobiotix S.A. (the “Company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
American depositary shares, each representing one ordinary share, nominal value €0.03 per share	NBTX	NASDAQ Global Select Market
Ordinary shares, nominal value €0.03 per share*	*	NASDAQ Global Select Market*

*    Not for trading, but only in connection with the registration of American Depositary Shares.

American Depositary Shares (“ADSs”), each representing one ordinary share, nominal value €0.03 per share of Nanobiotix S.A. (the “ordinary shares”), have been available in the United States through an American Depositary Receipt (“ADR”) program. This program was established pursuant to the deposit agreement, dated December 15, 2020 (the “Deposit Agreement”), that we entered into with Citibank, N.A. (“Citibank”), as depositary, in connection with our initial public offering in the United States. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. Each ADS represents one ordinary share deposited with Citibank Europe plc, located at 1 North Wall Quay, Dublin 1 Ireland, or any successor, as custodian for the depositary (the “Custodian”).

Our ADSs have been listed on the NASDAQ Global Select Market (“NASDAQ”) since December 2020 and are traded under the symbol NBTX. In connection with this NASDAQ listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. The transfer agent and registrar for our ADSs is Citibank. Our ordinary shares have been trading on the regulated market of Euronext in Paris under the symbol “NANO” since October 2012. Prior to that date, there was no public trading market for our ordinary shares. The transfer agent and registrar for our ordinary shares is CIC Securities.

This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Shares underlying the ADSs are held by Citibank, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summaries are not intended to be exhaustive and, in the case of our ordinary shares, such summary is subject to, and qualified in its entirety by, Nanobiotix’s By-laws and by French law and in the case of our ADSs, such summary is subject to, and qualified in its entirety by, the terms of the Deposit Agreement. Such summaries do not address all of the provisions of the By-laws or French law or of the Deposit Agreement, and do not purport to be complete. Our By-laws and the Deposit Agreement are each attached as exhibits to Nanobiotix’s annual report on Form 20-F (the “Annual Report”).

Capitalized terms not otherwise defined in this exhibit have the meanings given to them in the Annual Report for which this exhibit is provided.

ORDINARY SHARES

The description below reflects certain terms of our By-laws, and summarizes the material rights of holders of our ordinary shares under French law.

General

As of December 31, 2022, our outstanding share capital consisted of a total of 34,875,872 issued and outstanding ordinary shares, with nominal value €0.03 per share. We have no preferred shares outstanding.

Rights, Preferences and Restrictions Attaching to Ordinary Shares

Dividends (Articles 24 and 25 of the By-laws)

We may only distribute dividends out of our “distributable profits,” plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required to be maintained by law. “Distributable profits” consist of our statutory net profit in each fiscal year, calculated in accordance with accounting standards applicable in France, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law (see below under “—Legal Reserve”).

Legal Reserve (Article 24 of the By-laws)

Pursuant to French law, we must allocate at least 5% of our statutory net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Such allocation is compulsory until the amount in the legal reserve is equal to 10% of the aggregate par value of our issued and outstanding share capital.

Approval of Dividends (Article 25 of the By-laws)

Pursuant to French law, our executive board may propose a dividend for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our executive board, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when as a result of such distribution our net assets are or would become lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders.

Our executive board may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last fiscal year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the By-laws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Distribution of Dividends (Article 25 of the By-laws)

Dividends are distributed to shareholders proportionally to their shareholding interests. In the case of interim dividends, distributions are made to shareholders on the date set by our executive board during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our executive board in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all the shareholders receive a whole number of assets of the same nature paid in lieu of cash. Our By-laws provide that, subject to a decision of the shareholders’ meeting taken by ordinary resolution, each shareholder may be given the choice to receive his dividend in cash or in shares.

Timing of Payment (Article 25 of the By-laws)

Pursuant to French law, dividends must be paid within a maximum period of nine months following the end of the relevant fiscal year. An extension of such timeframe may be granted by court order. Dividends that are not claimed within a period of five years after the decision to distribute such dividends will be deemed to expire and revert to the French state.

Voting Rights (Article 9 of the By-laws)

Each of our ordinary shares entitles its holder to vote and be represented in the shareholders’ meetings in accordance with French law and our By-laws. The ownership of a share implies, ipso facto, the acceptance of our By-laws and any decision of our shareholders.

In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. The company’s major shareholders do not have different voting rights than other shareholders of the company. However, pursuant to French law, a double voting right is attached to each registered share, which is held in the name of the same shareholder for at least two years. However, ADSs are not eligible for double voting rights. Holders of ADSs or ordinary shares are unlikely to meet the requirements to have double voting rights attach to any ordinary shares held by them.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and are not taken into account for purposes of quorum calculation.

Rights to Share in Our Profit (Article 9 of the By-laws)

Under French law, each ordinary share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation (Articles 9 and 30 of the By-laws)

If we are liquidated, any assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations will first be used to repay in full the par value of our outstanding shares. Any surplus will then be distributed among shareholders in proportion to the number of our shares they hold.

Repurchase and Redemption of Shares

Under French law, we may acquire our own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, Market Abuse Regulation (EU) No. 596/2014 of April 16, 2014 and its related delegated regulations (“MAR”) provides for safe harbor exemptions when the acquisition is made (i) under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L.22-10-62 of the French Commercial Code and with the General Regulations of the French Financial Markets Authority (Autorité des marchés financiers or “AMF”) and (ii) for one of the following purposes which shall be provided for in the buy-back program:
•to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from their repurchase date;
•to meet obligations arising from debt securities that are exchangeable into shares; or
•to meet our obligations arising from share option programs, or other allocations of shares, to our employees or to our managers or the employees or managers of our affiliate. In this case the shares repurchased must be distributed within 12 months from their repurchase, after which they must be cancelled.

In addition, we benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the general regulations of, and market practices accepted by, the AMF. All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Under MAR and in accordance with the General Regulations of the AMF, we shall report to the AMF, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program in a detailed form and in an aggregated form. In addition, we shall provide to the AMF, on a monthly basis, and to the public, on a biannual basis, a summary report of the transactions made under a liquidity contract.

In any case, no such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than (i) 10% of our issued share capital, or (ii) 5% of our issued share capital in case of repurchase of shares to be used in payment or in exchange in the context of a merger, division or transfer of assets. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends and/or voting rights so long as we hold them directly or indirectly, and we may not exercise the preferential subscription rights attached to them.
Sinking Fund Provisions

Our By-laws do not provide for any sinking fund provisions.

Liability to Further Capital Calls

Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable for further capital calls.

Requirements for Holdings Exceeding Certain Percentages

There are no such requirements, except as described in “—Form, Holding and Transfer of Shares—Ownership of Shares and ADSs by Non-French Persons.”

Actions Necessary to Modify Shareholders’ Rights

Shareholders’ rights may be modified as permitted by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our By-laws. It may not, however, increase any of the shareholders’ commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founders’ warrants (BSPCE) and warrants (BSA), are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings

Access to, Participation in and Voting Rights at Shareholders’ Meetings (Article 22 of the By-laws)

The right to participate in a shareholders’ meeting is granted to all shareholders, regardless of the number of shares they hold, whose shares are paid up or for whom a right to attend shareholders’ meetings is established by registration of the shares in an account in the name of the shareholder or the intermediary registered on his or her behalf, on the second business day prior to the shareholders’ meeting, at midnight (Paris time), either in the registered share accounts held by us or in the bearer share accounts held by the authorized intermediary.

Each shareholder has the right to attend the meetings, participate in the discussions and vote (1) in person, (2) by granting a proxy to his/her spouse, his/her partner with whom he/she has entered into a civil union or to another shareholder or to any person for legal entities, (3) by sending a proxy to us without indication of the beneficiary (in which case such proxy shall be cast in favor of the resolutions supported by the executive board), or (4) by correspondence. In addition, shareholders may attend meetings by videoconference or another means of telecommunication if so decided by the executive board in the shareholders’ meeting convening notice.

Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy, either by hard copy or via telecommunications means. The final date for returning such vote or proxy is set by the executive board and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices (Bulletin des Annonces Légales Obligatoires, or “BALO”). This date cannot be earlier than (1) at least three days prior to the meeting, in the case of hard copies, (2) by 3:00 p.m. (Paris time) on the day before the meeting, in the case of, electronic votes by email and (3) by 3:00 p.m. (Paris time) on the day before the meeting, in the case of electronic proxies.

Shareholders sending their vote within the applicable time limit, using the form provided to them by us for this purpose, are deemed present or represented at the shareholders’ meeting for purposes of quorum and majority calculation.

The voting by correspondence form addressed to a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two (2) meetings, one ordinary, the other extraordinary, held within a period of fifteen (15) days.

Notice of Annual Shareholders’ Meetings

Shareholders’ meetings are convened by our executive board, or, failing that, by our supervisory board, our statutory auditors, by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a change in control. Meetings are held at our registered offices or at any other location indicated in the convening notice.

A first convening notice (avis de réunion) must be published in the BALO at least 35 days prior to the meeting as well as on our website at least 21 days prior to the meeting. The convening notice must include the meeting’s agenda and the draft resolutions that will be presented at the meeting. A request to include any issues or draft resolutions in the agenda must be addressed to the company in accordance with French law. Subject to special legal provisions provided by French law, the convening notice (avis de convocation) must be given at least 15 days before the date of the meeting, by means of a notice inserted in the French BALO and a legal announcement bulletin of the registered office department of the Company. Further, holders of registered shares for at least a month at the time of the latest insertion of the notices shall be summoned individually, by regular letter or by registered letter if the shareholders so request and include an advance of expenses, sent to their last known address.

This notice to registered shareholders may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any relevant shareholder requesting it beforehand either by post or by electronic means in accordance with legal and regulatory requirements, specifying his e-mail address. A shareholder may request, at any time, either by post or by electronic means that electronic means of telecommunication is no longer acceptable and should be replaced by a mailing. The convening notice must also include the conditions under which shareholders may vote by correspondence and how they can obtain voting forms by mail.

When the shareholders’ meeting cannot deliberate due to quorum not being met, the second meeting must be called at least 10 days in advance and in the same manner as the first notice.

Agenda and Conduct of Annual Shareholders’ Meetings (Article 22 of the By-laws)

The agenda of the shareholders’ meeting shall appear in the convening notice of the meeting and is set by the author of the notice. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of members of our supervisory board and the appointment of their successors, which may be put to vote by any shareholder during any shareholders’ meeting. One or more shareholders representing the percentage of share capital required by French law (currently circa 3.58% of our share capital), and acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda. Such request must be received no later than 25 days before the shareholders’ meeting, and in any event no later than 20 days after the announcement of the shareholders’ meeting.

Shareholders’ meetings are chaired by the chairman of the supervisory board or, in his or her absence, by the vice president of the supervisory board. Failing that, the meeting itself will elect a chairman. Vote counting is performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Ordinary Shareholders’ Meeting (Article 22 of the By-laws)

Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not result in a modification of our By-laws. In addition, pursuant to an AMF recommendation dated June 15, 2015, French listed companies may be required to conduct a consultation of the ordinary shareholders’ meeting prior to the disposal of the majority of their assets, under certain circumstances. An ordinary shareholders’ meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present, represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. This differs from Nasdaq rules that require 33 1∕3% of shareholders be present at a meeting. Decisions are made by a majority of the votes cast by the shareholders present, represented by proxy, or voting by mail. The votes cast do not include those attached to shares for which the shareholder did not participate in the vote, abstained, voted blank or the vote is otherwise void.

Extraordinary Shareholders’ Meeting (Article 22 of the By-laws)

Only an extraordinary shareholders’ meeting is authorized to amend our By-laws. It may not, however, increase shareholders’ commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting will be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority vote cast by the shareholders present, represented by proxy, or voting by mail. The votes cast do not include those attached to shares for which the shareholder did not participate in the vote, abstained, voted blank or the vote is otherwise void.

In addition to the right to obtain certain information regarding us at any time, any shareholder may, from the date on which a shareholders’ meeting is convened until the fourth business day preceding the date of the shareholders’ meeting, submit written questions relating to the agenda for the meeting to our executive board.
Our executive board is required to respond to these questions during the meeting.

Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of the Company

Provisions contained in our By-laws and the corporate laws of France could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of French law and our By-laws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:
•provisions of French law allowing the owner of 90% of the share capital or voting rights of a public company to force out the minority shareholders following a tender offer made to all shareholders are only applicable to companies listed on a regulated market or a multilateral trading facility in a Member State of the EU or in a state party of the European Economic Area Agreement, including the main French stock exchange, and will therefore be applicable to us only if we continue to dual-list in France;
•a merger (i.e., in a French law context, a stock-for-stock exchange after which our Company would be dissolved without being liquidated into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our Company into a company incorporated in the EU would require the approval of our executive board as well as a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the relevant meeting;
•a merger of our Company into a company incorporated outside of the EU would require the unanimous approval of our shareholders;
•under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

•our shareholders have granted and may grant in the future to our executive board broad authorizations to increase our share capital or to issue additional ordinary shares or other securities (for example, warrants) to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;
•our shareholders have preferential subscription rights proportional to their shareholding in our Company on the issuance by us of any additional shares or securities giving right, immediately or in the future, to new shares for cash or a set-off of cash debts, which rights may only be waived by the extraordinary shareholders’ general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;
•our supervisory board has the right to appoint new members to fill a vacancy created by the resignation or death of a member, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our supervisory board;
•the members of our executive board are appointed by our supervisory board and can be removed either by our supervisory board or at the shareholders’ general meeting;
•our supervisory board can only be convened by its chairman, or by its vice-president or, on a reasoned request (e.g., when no board meeting has been held for more than two consecutive months), by (1) members representing at least one-third of the total number of members of our supervisory board or (2) a member of the executive board;
•our supervisory board’s meetings can only be regularly held if at least half of its members attend either physically or by way of videoconference or teleconference, enabling the members’ identification and ensuring their effective participation in the supervisory board’s decisions;
•our shares are nominative or bearer, if the legislation so permits, according to the shareholder’s choice;
•under French law, (a) any non-French citizen, (b) any French citizen not residing in France, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned persons or entities may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 business days following the date of certain direct foreign investment in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold; see “Form, Holding and Transfer of Shares—Ownership of Shares and ADSs by Non-French Persons”;
•under French law, certain investments in any entity governed by a French law relating to certain strategic industries (such as research and development in biotechnologies and activities relating to public health) and activities by individuals or entities not French, not resident in France or controlled by entities not French or not resident in France are subject to prior authorization of the Ministry of Economy;
•approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove members of the supervisory board with or without cause;
•advance notice is required for nominations to the members of the supervisory board or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a member of our supervisory board can be proposed at any shareholders’ meeting without notice;
•pursuant to French law, our By-laws, including the sections relating to the number of our supervisory board’s members and election and removal of a member of the supervisory board from office, may only be modified by a resolution adopted by a two-thirds majority vote of our shareholders present, represented by a proxy or voting by mail at the meeting;
•in the event where certain ownership thresholds would be crossed, a number of disclosures should be made by the relevant shareholder and can impose certain obligations; see “—Declaration of Crossing of Ownership Thresholds”; and
•transfers of shares shall comply with applicable insider trading rules and regulations, and in particular with the MAR.

Declaration of Crossing of Ownership Thresholds

Subject to requirements of French law, our By-laws do not require any specified disclosure by shareholders that cross ownership thresholds with respect to our share capital, except as described in “—Form, Holding and Transfer of Shares—Ownership of Shares and ADSs by Non-French Persons.”

The absence of specific requirements in our By-laws is without prejudice to the following disclosures which are applicable to us in accordance with French legal and regulatory provisions, it being understood that the following is a summary which is not intended to be a complete description of applicable rules under French law.

Any individual or legal entity referred to in Articles L. 233-7, L. 233-9 and L. 233-10 of the French Commercial Code coming to directly or indirectly own, or cease to own, alone or in concert, a number of shares representing a fraction of our capital or voting rights greater or equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95% shall inform us as well as the AMF of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time within a period of four trading days from the crossing of the said holding thresholds.

This obligation also applies when crossing each of the above-mentioned thresholds in a downward direction. In case of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at shareholders’ meetings for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French

Commercial Code. Additional sanctions may apply pursuant to Article L. 621-15 of the French Monetary and Financial Code.

In addition, any shareholder crossing, alone or acting in concert, the 10%, 15%, 20% or 25% threshold shall file a declaration with the AMF pursuant to which it shall expose its intention over the following six months, including notably whether it intends to continue acquiring our shares, it intends to acquire control over us and its intended strategy for us.

Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer with the AMF. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than 12 consecutive months, increases his/her/its holding of capital or voting rights by at least 1% of our capital or voting rights, shall file a mandatory public tender offer.

Changes in Share Capital

Increases in Share Capital

Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our executive board. The shareholders may delegate to our executive board either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital in accordance with applicable laws.

Increases in our share capital may be effected by:
•issuing additional shares;
•increasing the par value of existing shares;
•creating a new class of equity securities; and
•exercising the rights attached to securities or other financial instruments giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or more of the following:
•issuances in consideration for cash;
•issuances in consideration for assets contributed in kind;
•conversion of existing shares into a new class of equity securities;
•issuances through an exchange offer;
•issuances by conversion of previously issued debt instruments;
•issuances by capitalization of profits, reserves or share premium; and
•subject to certain conditions, issuances by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases in share capital effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital

Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our executive board. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Right

According to French law, if we issue additional shares or securities giving right, immediately or in the future, to new shares for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe proportionally to the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights may be transferred and/or sold during the subscription period relating to a particular offering. Pursuant to French law, the preferential subscription rights will be transferable during a period starting two business days prior to the opening of the subscription period and ending two business days prior to the closing of the subscription period, it being specified that if the business day starting one of these periods is not a trading day, the relevant period should start the preceding trading day.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder. Our executive board and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

Further, to the extent permitted under French law, we may seek, during an extraordinary general shareholders’ meeting, the approval of the shareholders to waive their preferential subscription rights in order to authorize the executive board to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares

Form of Shares

Pursuant to our By-laws, our shares may be held in registered or bearer form, at each shareholder’s discretion.

Further, in accordance with applicable laws, we may request at any time from the central depositary responsible for holding our shares or directly to one or several intermediaries listed in Article L. 211-3 of the French Monetary and Financial Code, information regarding the owners of our shares or securities, if any, giving immediate or future voting rights at our shareholders’ meetings in accordance with Article L. 228-2 of the French Commercial Code.

Holding of Shares (Article 7 of the By-laws)

In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares are registered in individual accounts maintained by us or by an authorized intermediary (depending on the form of the relevant shares) appointed by us or the relevant shareholder in the name of each shareholder and are kept in accordance with French law. Each shareholder’s account shows the name of the relevant shareholder and number of shares held.

Ownership of Shares and ADSs by Non-French Persons

Neither the French Commercial Code nor our By-laws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares.

However, (a) any non-French citizen, (b) any French citizen not residing in France, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned persons or entities may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty business days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine of up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Moreover, under French law, certain investments in any entity governed by a French law relating to certain strategic industries (such as research and development in biotechnologies and activities relating to public health) and activities by individuals or entities not French, not resident in France or controlled by entities not French or not resident in France are subject to prior authorization of the Ministry of Economy.

Assignment and Transfer of Shares

Shares are freely negotiable, subject to applicable legal and regulatory provisions (including, in particular, the prohibition on insider trading).

Differences in Corporate Law

The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law.

France	Delaware

Number of Directors	Under French law, a société anonyme with an executive board (directoire) and a supervisory board (conseil de surveillance) (i) must have at least 2 (or 1 when its share capital is below €150,000) and may have up to 5 (or 7 when the company is listed on a regulated market) executive board members and (ii) must have at least three but no more than 18 supervisory board members. The number of members is fixed by or in the manner provided in the By-laws. The members of the supervisory board are appointed at the shareholders’ general meetings. The number of supervisory board members of each gender may not be less than 40%. As an exception, for a supervisory board having up to 8 members, the difference between each gender may not exceed 2. Any appointment made in violation thereof will be null and void. Moreover, the deliberations of the board in which the member appointed in contravention of the aforementioned rule would have participated will also be deemed null and void.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the certificate of incorporation or by-laws.
Director Qualifications	Under French law, a corporation may prescribe qualifications for executive and supervisory board members under its by-laws. In addition, under French law, members of a supervisory board of a corporation may be legal entities, and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the supervisory board. However, only individuals may be appointed members of an executive board.	Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws. Under Delaware law, only individuals may be members of a corporation’s board of directors.
Removal of Directors	Under French law, the supervisory board members may be removed from office, at any time, with or without cause, at any shareholders’ meeting by a simple majority vote. The members of the executive board may be removed at the shareholders’ meeting or, if provided in the by-laws, by the supervisory board. The executive board member removed without cause may claim damages.	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation (1) whose board of directors is classified, stockholders may effect such removal only for cause (unless the certificate of incorporation provides otherwise), or (2) who has cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part.

Vacancies on the Board of Directors	Under French law, vacancies on the executive board resulting from death or a resignation or for any other reason will have to be filled by the supervisory board within two months, unless the supervisory board decides to amend the number of executive board members. Vacancies on the supervisory board may be filled temporarily by such board pending ratification by the next shareholders’ meeting. The shareholders’ meeting will immediately be held to appoint new supervisory board members if their number went below the minimum required by law.	Under Delaware law, unless the certificate of incorporation or by-laws provide otherwise, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by stockholders or by a majority of the remaining directors.
Annual General Meeting	Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the executive board and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the by-laws, provided that the court may order an annual meeting upon the application of a director or stockholder if a corporation has not held a meeting within 30 days of a date designated for the meeting or within 13 months after the latest of the Company’s organization, the last annual meeting or the last action by written consent to elect directors.
General Meeting	Under French law, general meetings of the shareholders may be called by the executive board or, failing that, by the statutory auditors, or by a court appointed agent (mandataire ad hoc) or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block, on the date decided by the executive board or the relevant person. General meetings of the shareholders may also be called by the supervisory board.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.
Notice of General Meetings
A first convening notice must be published in the mandatory statutory notices (BALO) at least 35 days prior to the meeting. Subject to limited exceptions provided by French law, additional convening notices must be given at least 15 days before the date of the meeting, by means of a notice inserted in both the BALO and a newspaper for legal notices (journal d’annonces légales) of the registered office department of the Company. Further, the shareholders holding registered shares for at least one month at the time of the latest insertion of the notices shall be summoned individually, by regular letter or by registered letter if the shareholders so request and include an advance of expenses, sent to their last known address. This notice to registered shareholders may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any relevant shareholder requesting it beforehand either by post or by electronic means of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. When the shareholders’ meeting cannot deliberate due to the lack of required quorum, the second meeting must be called at least ten calendar days in advance in the same manner as used for the first notice. The convening notice shall specify the name, acronym, legal form, share capital, registered office address and registration number with the French Trade and Companies Register (Registre du commerce et des sociétés) of the company and the place, date, hour, agenda and nature (ordinary or extraordinary) of the meeting.
This notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail and, as the case may be, the email address to which they may send written questions. In addition, if the shareholders’ meeting is held by videoconference or another means of telecommunication allowing identification of the relevant shareholder in accordance with applicable laws, the notice also specifies that shareholders may participate in this meeting exclusively by such means.
Under Delaware law, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders generally must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and (in the case of a special meeting of stockholders) purpose or purposes of the meeting.

Proxy	Under French law, any shareholder may attend the meetings and vote (1) in person, or (2) by granting a proxy to his/her spouse, his/her partner with whom he/she has entered into a civil union or to another shareholder or to any person for legal entities, or (3) by sending a proxy to us without indication of the beneficiary (in which case, such proxy shall be cast in favor of the resolutions supported by the executive board), or (4) by correspondence, or (5) by videoconference or another means of telecommunication allowing identification of the relevant shareholder in accordance with applicable laws. The proxy is only valid for a single meeting or successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held within a period of fifteen days.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
Shareholder action by written consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Preemptive Rights	Under French law, in case of issuance of additional shares or other securities giving the right, immediately or in the future, to new shares for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the extraordinary meeting deciding or authorizing the capital increase. The votes cast do not include votes attached to shares held by shareholders who did not take part in the vote, abstained or whose votes were blank or null. In case such rights are not waived by the extraordinary general meeting, each shareholder may either exercise, assign or not exercise its preferential rights. Preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period shall not be less than five trading days. Thus, the preferential subscription rights are transferable during a period equivalent to the subscription period but starting two business days prior to the opening of the subscription period and ending two business days prior to the closing of the subscription period, it being specified that if the business day starting one of these periods is not a trading day, the relevant period should start the preceding trading day.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.
Sources of Dividends
Under French law, dividends may only be paid by a French société anonyme out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” (bénéfices distribuables) consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution.

Except in the case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become as a result of such distribution, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the by-laws.
Under Delaware law, subject to any restrictions under a corporation’s certificate of incorporation, dividends may be declared by the board of directors and paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the Delaware statutory capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Repurchase of Shares
Under French law, a corporation may acquire its own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, MAR provides for safe harbor exemptions when the acquisition is made for the following purposes:
•  to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction, in which case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;
• with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, restricted free share or share option plan, not to exceed 10% of the share capital; in which case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or
• to meet obligations arising from debt securities that are exchangeable into equity instruments.

A simple exemption is provided when the acquisition is made under a liquidity contract in the context of a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225-209 of the French Commercial Code and in accordance with AMF General Regulations.

All other purposes, and especially share buy-backs for external growth operations by virtue of Article L. 225-209 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulations and insider dealing rules.

Under the MAR and in accordance with the General Regulations of the AMF, a corporation shall report to the AMF, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all transactions relating to the buy-back program in a detailed form and in an aggregated form. By exception, a corporation shall provide to the AMF, on a monthly basis, and to the public, on a biannual basis, a summary report of the transactions made under a liquidity contract.
Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the Delaware statutory capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

Liability of Directors and Officers	Under French law, the by-laws may not include any provisions limiting the liability of the members of the executive and supervisory boards.	Under Delaware law, a corporation’s certificate of incorporation may generally include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
•  any breach of the director’s duty of loyalty to the corporation or its stockholders;
•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
• any transaction from which the director derives an improper personal benefit
Voting Rights	French law provides that, unless otherwise provided in the by-laws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. As of April 2016, double voting rights are automatically granted to the shares being registered since more than two years, unless the by-laws are modified in order to provide otherwise.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Shareholder Vote on Certain Transactions	Generally, under French law, completion of a merger or dissolution requires:
• the approval of the executive board; and
• the approval by a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the relevant meeting, or in the case of a merger with a non-EU company, approval of all the shareholders of the corporation.	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock or under other certain circumstances, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
•  the approval of the board of directors; and
• approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.
Dissent or Dissenters’ Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders’ approval by a two-thirds majority vote as stated above.
Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Court of Chancery in an action timely brought by the corporation or a dissenting stockholder. Unless otherwise provided in the certificate of incorporation, Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:
•  shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
•  cash in lieu of fractional shares of the stock described in the two preceding bullet points; or
•  any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors	French law does not contain specific provisions setting forth the standard of conduct of an executive or supervisory board member. However, the members have a duty of loyalty, a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social).	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
Shareholder Suits	French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the members of the executive board (but not from the supervisory board members) of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action are borne by the relevant shareholder or group of shareholders. The plaintiff must remain a shareholder throughout the duration of the legal action. There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation. A shareholder may alternatively or cumulatively, as the case may be, bring an individual legal action against the members of the executive or supervisory boards, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.
Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
•state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and
•allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
•state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or settled without the approval of the Delaware Court of Chancery. Stockholders can also under some circumstances bring “direct” claims that belong only to the stockholder to challenge directors’ conduct.

Amendment of Certificate of Incorporation	Unlike companies incorporated under Delaware law, the organizational documents of which comprise both a certificate of incorporation and by-laws, companies incorporated under French law only have by-laws (statuts) as organizational documents. As indicated in the paragraph below, only the extraordinary shareholders’ meeting is authorized to adopt or amend the by-laws under French law.	Under Delaware law, generally a corporation may amend its certificate of incorporation if: its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability, and the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the voting power of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the voting power of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of By-laws	Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the by-laws. The extraordinary shareholders' meeting may authorize the supervisory board to amend the by-laws to comply with legal provisions, subject to the ratification of such amendments by the next extraordinary shareholders’ meeting. The supervisory board is authorized to amend the by-laws as a result of a decision to relocate the company's registered office in France, subject to ratification by the next ordinary shareholders' meeting.	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.
Voting Rights	French law provides that, unless otherwise provided in the by-laws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. As of April 2016, double voting rights are automatically granted to the shares being registered since more than two years, unless the by-laws are modified in order to provide otherwise.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The description below reflects certain terms of the Deposit Agreement, and summarizes the material rights of holders of our ADSs.

General

Each ADS represents the right to receive, and to exercise the beneficial interests in, one ordinary share that is on deposit with the depositary and/or Custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the Custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The Custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the Custodian or their nominees.

Beneficial ownership in the deposited property will under the terms of the Deposit Agreement be vested in the beneficial owners of the ADSs. The depositary, the Custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of such ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the Custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

Holders of ADSs become a party to the deposit agreement and therefore are bound to its terms and to the terms of any ADR that represents such ADSs. The deposit agreement and the ADR specify our rights and obligations as well as the rights and obligations of owners of ADSs and those of the depositary. ADS holders appoint the depositary to act on their behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares are governed by the laws of France, which may be different from the laws in the United States.

An owner of ADSs will not be treated as one of our shareholders and will not have direct shareholder rights. French law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying such owner’s ADSs. Accordingly, an owner of ADSs will be able to exercise the shareholder’s rights for the ordinary shares represented by such owner’s ADSs through the depositary only to the extent contemplated in the Deposit Agreement. To exercise any shareholder rights not contemplated in the Deposit Agreement an ADS owner will need to arrange for the cancellation of such owner’s ADSs and become a direct shareholder. In the event of a discrepancy between the ADRs and the Deposit Agreement, the Deposit Agreement governs.

This summary description assumes ADSs are owned directly by means of an ADS registered in the owner’s name and, as such, such owner is referred to as the “holder.” ADSs may also be held by means of an ADR registered in an owner’s name, through a brokerage or safekeeping account, or through an account established by the depositary in such owner’s name reflecting the registration of uncertificated ADSs directly on the books of the depositary, commonly referred to as the direct registration system, or DRS. The manner in which a person owns ADSs may affect such person’s rights and obligations. Persons who own ADSs should carefully review the Deposit Agreement.

Dividends and Distributions

A holder of ADSs generally has the right to receive the distributions we make on the securities deposited with the Custodian. A holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ordinary shares represented by the ADSs held by such holder as of a specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the Custodian, we will deposit the funds with the Custodian. Upon receipt of confirmation from the Custodian of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to French laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the Custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the Custodian, we will deposit the applicable number of ordinary shares with the Custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS a holder holds will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed; fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares (including through the allocation of bons de souscription d’actions (BSAs)), we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). A holder may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of such holder’s rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to a holder if:
    • we do not timely request that the rights be distributed to holders or we request that the rights not be distributed to holders; or
    • we fail to deliver satisfactory documents to the depositary; or
    • it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to holders. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to holders only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable holders to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders, such holders will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to holders. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to holders and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary will not distribute the property to holders and will sell the property if:
•we do not request that the property be distributed to holders or if we ask that the property not be distributed to holders; or
•we do not deliver satisfactory documents to the depositary bank; or
•the depositary determines that all or a portion of the distribution to holders is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the Custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders.

The Custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. Holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine after consultation with us.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for a holder’s ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, such holder’s ADSs would, to the extent permitted by law and the Deposit Agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to such holder, amend the Deposit Agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of such holder’s existing ADRs for new ADRs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares held in deposit for such holder’s ADSs. If the depositary bank may not lawfully distribute such property to such holder, the depositary may sell such property and distribute the net proceeds to such holder as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on a holder’s behalf if such holder or such holder’s broker deposits ordinary shares with the Custodian. The depositary will deliver these ADSs to the person such holder indicates only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the Custodian. A holder’s ability to deposit ordinary shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the Custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the Custodian.

The depositary will only issue ADSs in whole numbers.

When a holder makes a deposit of ordinary shares, such holder will be responsible for transferring good and valid title to the depositary. Accordingly, such holder will be deemed to represent and warrant that:
•The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.
•Such holder is duly authorized to deposit the ordinary shares.
•The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).
•The ordinary shares presented for deposit have not been stripped of any rights or entitlements.
•If any of the representations or warranties are incorrect in any way, we and the depositary may, at such holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

An ADR holder will be entitled to transfer, combine or split up such holder’s ADRs and the ADSs evidenced thereby. For transfers of ADRs, a holder will have to surrender the ADRs to be transferred to the depositary and also must:
    • ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
    • provide such proof of identity and genuineness of signatures as the depositary deems appropriate;
    • provide any transfer stamps required by the State of New York or the United States; and
    • pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have ADRs either combined or split up, a holder must surrender the ADRs in question to the depositary with such holder’s request to have them combined or split up, and such holder must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

A holder will be entitled to present such holder’s ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the Custodian’s offices or, at a holder’s request, risk and expense, at such other place as a holder requests. A holder’s ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and French legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by a holder’s ADSs, such holder will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If a holder holds ADSs registered in such holder’s name, the depositary may ask such holder to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel such holder’s ADSs. The withdrawal of the ordinary shares represented by a holder’s ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

A holder will have the right to withdraw the securities represented by such holder’s ADSs at any time except for:
    • temporary delays that may arise because (1) the transfer books for the ordinary shares or ADSs are closed, or (2) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;
    • obligations to pay fees, taxes and similar charges; or
    • restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair a holder’s right to withdraw the securities represented by such holder’s ADSs except to comply with mandatory provisions of law.

Voting Rights

A holder generally has the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by such holder’s ADSs.

At our request, the depositary will distribute to holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure the holders of ADSs, that such holder will receive voting materials in time to enable such holder to return voting instructions to the depositary in a timely manner.
If the depositary receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of all resolutions endorsed by the members of our supervisory board. With respect to securities represented by ADSs for which no timely voting instructions are received by the depositary from the holder, the depositary will (unless otherwise specified in the notice distributed to holders) deem such holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the securities. However, no such discretionary proxy will be given by the depositary with respect to any matter to be voted upon as to which we inform the depositary that we do not wish such proxy to be given, substantial opposition exists, or the rights of holders of securities may be materially adversely affected.

As long as, pursuant to French law, a double voting right is attached to each ordinary share which is held in registered form in the name of the same shareholder for at least two years, ordinary shares deposited with the depositary will not be entitled to double voting rights. Therefore, holders of ADSs who wish to obtain double voting rights will need to surrender their ADSs, withdraw the deposited shares, and take the necessary steps to hold such ordinary shares in registered form in the holder’s name for at least two years.

Fees and Charges

Holders will be required to pay certain fees under the terms of the Deposit Agreement. Holders will be notified in advance of all applicable fees by us or the depositary.

Holders will also be responsible to pay certain charges such as:
•taxes (including applicable interest and penalties) and other governmental charges;
•the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the Custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;
•certain cable, telex and facsimile transmission and delivery expenses;
•the fees, expenses, spreads, taxes and other charges of the depositary and/or conversion service providers in connection with the conversion of foreign currency, such fees, expenses, spreads, taxes, and other charges to be deducted from the foreign currency;

•any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of holders and beneficial owners of ADSs in complying with currency exchange control or other governmental requirements; and
•the fees, costs and expenses incurred by the depositary, the Custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Note that fees and charges may vary over time and may be changed.

The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without holders’ consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. We will not consider to be materially prejudicial to holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges holders are required to pay. In addition, we may not be able to provide holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders will be bound by the modifications to the Deposit Agreement if they continue to hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent holders from withdrawing the ordinary shares represented by their ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, holders’ rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until a holder requests the cancellation of such holder’s ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. A holder may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to holders. Note the following:
•We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.
•The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.
•The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for the market value of any ordinary shares or the market
•value of any distribution on any ordinary shares, for any interest on ordinary shares (other than
•interest actually received by the depositary), for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.
•We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.
•We and the depositary disclaim any liability if we, the custodian or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our By-laws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.
•We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in our By-laws or in any provisions of or governing the securities on deposit.
•We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the Deposit Agreement, made available to holders.
•We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•We and the depositary also disclaim liability for any action or inaction of any clearing or settlement
•system (and any participant of such system) for the ordinary shares or the ADSs.
•We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.
•Nothing in the Deposit Agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and holders.
•Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.
•No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.

Taxes

A holder will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the Custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. A holder will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the Custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on holders’ behalf. However, a holder may be required to provide to the depositary and to the Custodian proof of taxpayer status and residence and such other information as the depositary and the Custodian may require to fulfill legal obligations.
A holder is required to indemnify us, the depositary and the Custodian for any claims with respect to taxes based on any tax benefit obtained for such holder.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. A holder may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:
•convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;
•distribute the foreign currency to holders for whom the distribution is lawful and practical; and
•hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The Deposit Agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of France.